POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that I, John F. Kenny, Jr., residing at 5 Dwiggins Path, Hingham, MA 02043, do hereby make, constitute and appoint, Garry B. Watzke or Clare A. Dever, being, respectively,

the General Counsel and Director of Special Legal Services of Iron

Mountain Incorporated, acting singly, to be my lawful attorney-in-fact for me and to do any and all acts of the Securities Exchange Act of 1934,

including, without limitation, the preparation, signing and filing of

Forms 3, 4 and 5 ("Section 16 Filings").Among the powers granted to my attorney-in-fact are:


To prepare, sign and file with the Securities and Exchange Commission and the New York Stock Exchange the Section 16 Filings, in my name or stead, and any and all such further documents as he/she may deem necessary or advisable in order to carry out the required Section 16

Filings and the powers granted to him/her by these presents.


This Power of Attorney shall remain in effect until revoked by the undersigned in writing.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this

30st day of October, 2002.



________________________________________

Name:    /s/    John F. Kenny, Jr.

STATE OF       Massachusetts         )
  )  ss.
COUNTY OF   Suffolk                    )

Then personally appeared, before me, the aforesaid John F. Kenny, Jr.,

who to me,acknowledged that the foregoing was his free act and deed,

Before me,


  /s/   Lori K. Kulevich
	   Notary Public

My Commission Expires:  7/28/2006